Exhibit 10.2

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT is made and entered into as of May 22, 2006, by and between Immucor, Inc., a Georgia corporation with its executive offices at 3130 Gateway Drive, Norcross, Georgia  30071 (herein referred to as “Employer” or the “Company”), and Edward L. Gallup, residing at 6190 Daffodil Lane, Norcross, Georgia 30092, (herein referred to as “Employee”), and amends the Employment Agreement between the Company and Employee dated May 1, 2004 (the “Original Agreement”).

The purpose of this Amendment is to reflect that the parties wish to extend the term of the Employee’s employment for an additional two years and one month (to put the term on a fiscal year basis), and make the following amendments to the original agreement appropriate to an extension. Except as amended below, the terms of the Original Agreement will remain in effect.

1.             Section 3 of the Original Agreement is amended in its entirety to read as follows:

3.             Term of Employment

(a)           Employee’s employment hereunder shall commence on May 1, 2004 (hereinafter called the “Effective Date”) and shall continue through May 31, 2008, unless sooner terminated by the first to occur of the following:

[Subsections 3(a)(i) through 3(a)(v) have not been amended and are therefore omitted from this Amendment.]

(b)           Beginning March 1, 2008, either party may initiate discussions with the other party concerning a possible extension of this Agreement, under the same or revised terms. If either party initiates such discussions, both parties will enter into such discussions and continue them in good faith until May 31, 2008 (if either party wants to continue) or the extension of this Agreement, whichever comes first.

(c)           If Employee’s employment hereunder terminates for any reason, other than a termination for Cause under Section 3(a)(ii) above, any outstanding, unexercised option granted to Employee before May 1, 2006 under the Company’s 1990 Stock Option Plan, 1995 Stock Option Plan, 1998 Stock Option Plan or 2003 Stock Option Plan shall immediately vest and become exercisable in full and shall remain exercisable for the full term stated in such option plan or in any written agreement between the Company and the Employee with respect to such option. This will not apply to any option granted to Employee under any plan or otherwise on or after May 1, 2006, and the terms of any such option shall be governed by the plan under which it is granted, if any, and any written agreement between the Company and the Employee with respect to such option.

2.             Section 7(c) of the Original Agreement is amended in its entirety to read as follows:

(c)           Upon a Change of Control, any outstanding, unexercised option granted to Employee before May 1, 2006 under the Company’s 1990 Stock Option Plan, 1995 Stock Option Plan, 1998 Stock Option Plan or 2003 Stock Option Plan shall immediately vest and become exercisable in full and shall remain exercisable for the full term stated in such option plan or in any written agreement between the Company and the Employee with respect to such option. This will not apply to any option granted to Employee under any plan or otherwise on or after May 1, 2006, and the terms of any such option shall be governed by the plan under which it is granted, if any, and any written agreement between the Company and the Employee with respect to such option.

3.             Effective June 1, 2006, Schedule A to the Original Agreement is amended to read as attached.

The parties have executed and delivered this Amendment as of the date first mentioned above.

IMMUCOR, INC.		EMPLOYEE

By:	/s/Gioacchino De Chirico	/s/Edward L. Gallup
	Gioacchino De Chirico	Edward L. Gallup
President